SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2011

CLEAN COAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	000-50053	26-1079442
(State or other jurisdiction	(Commission File Number)	(IRS Employer ID No.)
of incorporation)

12518 W Atlantic Blvd, Coral Springs, Florida 33071

(Address of principal executive office)

Registrant's telephone number, including area code: (954) 344-2727

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Clean Coal Technologies, Inc. (the “Company”) announced the signing of a technology licensing and royalty agreement (the “Agreement”) with China’s Huamin Senior Fund Holding Group Co., Ltd. (“Huamin”). A press release dated April 25, 2011 containing the announcement is attached as an exhibit to this report.

In the Agreement, Huamin commits to construct an initial 1.5 million ton per annum clean coal facility. Subject to the success of the initial phase, Huamin will commit to an incremental production capacity of 5.0M tons per annum over the course of the 30-year contract. Also per the agreement, Huamin will obtain funding for all infrastructure development, coal assets, administration, and technical resources. Huamin will contract directly with the Company’s engineering consultant, SAIC Energy, Environment & Infrastructure, LLC, “SEE&I”, (formerly Benham), a division of Science Applications International Corporation (“SAIC”), for the engineering design, procurement and construction of the new facility.

Under the Agreement, the Company will receive one-time license fees of $1,000,000 per each million tons of production, and an ongoing royalty fee of a minimum of $1.00 for each ton of clean coal produced. Based on the initial facility capacity of 1.5 million tons, the initial license fee of $1,500,000 will be paid as $500,000 at the time of feasibility study approval, with an additional $500,000 ninety (90) days thereafter, and the final installment of $500,000 payable ninety (90) days following Huamin’s acceptance of the plant’s production. The complete Agreement is attached as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 – Huamin Definitive Agreement

Exhibit 99 – Press release dated 4/25/2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated:  April 25, 2011

CLEAN COAL TECHNOLOGIES, INC.

By: /S/ Robin Eves

Robin Eves

Chief Executive Officer